FOR IMMEDIATE RELEASE	For More Information Contact:
Dena M. Hall
Senior Vice President
(413) 787-1700

UNITED FINANCIAL BANCORP, INC. ANNOUNCES SHARE REPURCHASE PLAN

WEST SPRINGFIELD, MA—October 16, 2009—United Financial Bancorp, Inc. (the “Company”) (Nasdaq Global Select Market:UBNK), the holding company for United Bank (the “Bank”), announced today that its Board of Directors has approved a stock repurchase program.  Under this program the Company intends to repurchase up to 798,055 shares, or 5% of the Company’s outstanding shares of common stock, from time to time depending on market conditions, at prevailing market prices in open market transactions.  This repurchase program will become effective and repurchases will commence after the completion of the current stock repurchase plan which was previously approved on February 19, 2009.

The Company has repurchased of a total of 632,800 shares of its outstanding common stock, at an average price of $12.89 per share, in connection with the current stock repurchase program, which the Company commenced on February 25, 2009.  The Company currently has 208,338 shares remaining under the existing program.

“We are pleased to announce our fifth repurchase program since becoming a public company,” said Richard B. Collins, President and Chief Executive Officer.  “We continue to believe that the repurchase of UBNK shares is an attractive use of the Company’s capital and will enhance shareholder value,” he said.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK.  United Bank provides an array of financial products and services through its 16 branch offices located throughout Western Massachusetts.  Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products.  For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.   These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.